Exhibit 99.1
May 20, 2010
Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, Michigan 48108
Computershare Inc.
Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021
Re: Amendment of Warrant and Registration Rights Agreement.
Ladies and Gentlemen:
Borders Group, Inc., a Michigan corporation (the “Company”), and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally-chartered trust company (collectively, the “Warrant Agent”), are parties to a Warrant and Registration Rights Agreement dated as of April 9, 2008, as amended (the “Warrant Agreement”). Except as otherwise provided herein, all capitalized terms used without definition herein have the respective meanings provided in the Warrant Agreement.
BGP Holdings Corp., Pershing Square, L.P. and Pershing Square II, L.P. (collectively, “Pershing Square”) are the record holders and beneficial owners of all 14,700,000 outstanding Warrants issued pursuant to the Warrant Agreement.
The Company proposes to enter into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with LeBow Gamma Limited Partnership, a Delaware limited partnership (the “Purchaser”). Pursuant to the Securities Purchase Agreement, the Company expects to issue to the Purchaser 11,111,111 shares (the “Purchaser Shares”) of the Company’s common stock, no par value per share (“Common Shares”). Subject to approval by the shareholders of the Company in accordance with the listing rules of the New York Stock Exchange (the “Shareholder Approval”), the Company is also obligated pursuant to the Securities Purchase Agreement to issue to the Purchaser a stock purchase warrant (the “Purchaser Warrant”) exercisable to acquire 35,130,000 Common Shares (as adjusted as provided in the Purchaser Warrant, the “Purchaser Warrant Shares”). In the event that the Shareholder Approval is not obtained, the Company will be obligated pursuant to the Securities Purchase Agreement to issue to the Purchaser a Stock Appreciation Right (the “Purchaser Stock Appreciation Right”). In accordance with Section 1.3(c) of the Purchaser Stock Appreciation Right, the Purchaser may, under certain limited circumstances, elect to receive Common Shares (“Section 1.3(c) Shares”) upon its exercise of the Purchaser Stock Appreciation Right. In addition, in accordance with Section 1.4 of the Purchaser Stock Appreciation Right, the Company has the right under certain circumstances to replace the Purchaser Stock Appreciation Right in whole or in part with a warrant substantially in the form of the Purchaser Warrant (the “Purchaser Substitute Warrant”).
Copies of the Securities Purchase Agreement, form of Purchaser Warrant and form of Purchaser Stock Appreciation Right are attached hereto as Exhibit A.

In order to facilitate the transactions contemplated by the Securities Purchase Agreement, the Company, Pershing Square and the Warrant Agent hereby agree that the definition of the term “Change of Control Event” as set forth in the Warrant Agreement is hereby amended to add the following at the end of such definition:
“Notwithstanding the foregoing, in accordance with the letter agreement dated as of May 20, 2010 (the “Letter Agreement”) between and among the Company, the Warrant Agent and BGP Holdings Corp., Pershing Square, L.P. and Pershing Square II, L.P. (collectively, “Pershing Square”), the acquisition by the Purchaser, any Affiliate of the Purchaser, any BSL Affiliate (in each case, and only for purposes of this sentence, as such terms are defined in the Securities Purchase Agreement) or any permitted transferee, successor or assignee thereof of (i) up to 11,111,111 shares of Common Stock, (ii) if the Shareholder Approval is obtained, the Purchaser Warrant and the Purchaser Warrant Shares issuable upon the exercise of the Purchaser Warrant, (iii) if the Shareholder Approval is not obtained, the Purchaser Stock Appreciation Right, (iv) if the Purchaser Stock Appreciation Right is issued, any Section 1.3(c) Shares in accordance with Section 1.3(c) of the Purchaser Stock Appreciation Right and (v) if the Purchaser Stock Appreciation Right is issued, any Purchaser Substitute Warrant issued in accordance with Section 1.4 of the Purchaser Stock Appreciation Right and any Common Shares issued upon the exercise of any Purchaser Substitute Warrant, shall not by themselves constitute a Change of Control Event, so long as (i) the Company is in compliance with the Warrant Agreement, as amended and supplemented from time to time, and (ii) the Company seeks the Shareholder Approval at or prior to its next annual general meeting of shareholders, the Company recommends the Shareholder Approval without material qualification, and all shares of Common Stock held by Purchaser, any Affiliate of Purchaser or any BSL Affiliate are voted in favor of the Shareholder Approval to the fullest extent permitted by the rules of the Trading Market and applicable law. All capitalized terms used without definition in the preceding sentence shall have the respective meanings provided in the Letter Agreement.”
In accordance with Section 5.5 of the Warrant Agreement, concurrently with the issuance of the Purchaser Shares to the Purchaser pursuant to the Securities Purchase Agreement, the Company will cause the Warrant Agent to issue to Pershing Square such number of additional Warrants (having the same terms as the current outstanding Warrants) that are exercisable to acquire 2,701,837 Common Shares, at an initial exercise price, subject to adjustment as provided in the Warrant Agreement, of $0.65 per share.
In accordance with Section 5.5 of the Warrant Agreement, the Company will concurrently with the issuance of the Purchaser Warrant or the Purchaser Stock Appreciation Right to the Purchaser pursuant to the Securities Purchase Agreement cause the Warrant Agent to issue to Pershing Square additional Warrants (having the same terms as the current outstanding Warrants) that are exercisable to acquire 8,542,399 Common Shares at an initial exercise price, subject to adjustment as provided in the Warrant Agreement, of $0.65 per share.

In the event of any amendment or modification of the Securities Purchase Agreement (or any related document) from the forms of such documents provided to Pershing Square as of the date hereof, as attached hereto as Exhibit A, which change affects the amount or pricing terms of any securities issued or issuable in connection therewith, and as a condition to effecting any such change, the Company and Pershing Square will agree upon any necessary adjustments to the Exercise Price and the issuance of new Warrants to Pershing Square, as applicable, in each case in accordance with and as contemplated by the Warrant Agreement.
* * * * *

Except as amended as expressly provided herein, the parties agree that the Warrant Agreement will remain in full force and effect in accordance with its terms and conditions.

BGP HOLDINGS CORP.
By:	/s/ William A. Ackman
Name:	William A. Ackman
Its:	Authorized Representative

PERSHING SQUARE, L.P.
By:	Pershing Square Capital Management,
L.P., its Investment Manager

By:	PS Management GP, LLC
Its:	General Partner

By:	/s/ William A. Ackman
Name:	William A. Ackman
Its:	Managing Member

PERSHING SQUARE II, L.P.
By:	Pershing Square Capital Management,
L.P., its Investment Manager

By:	PS Management GP, LLC
Its:	General Partner

By:	/s/ William A. Ackman
Name:	William A. Ackman
Its:	Managing Member

Agreed and acknowledged this May 20, 2010:

BORDERS GROUP, INC.
By:	/s/ Mark R. Bierley
Mark R. Bierley
Its:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE INC.
By:	/s/ Neda Sheridan
Its:	Vice President

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Neda Sheridan
Its:	Vice President

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